FOR IMMEDIATE RELEASE

CatchMark Reports Limited Impact on Operations from Recent Storms
ATLANTA – September 18, 2017 – CatchMark Timber Trust, Inc. (NYSE: CTT) today provided an assessment of impacts on operations following hurricanes Irma and Harvey, which affected regions across the U.S. South Timber Basket.
Despite heavy winds and upwards of ten inches of rainfall in some sections of CatchMark timberlands across Georgia, South Carolina, and North Carolina, company field managers in initial surveys report no major issues from Irma, which had downgraded to tropical storm status by the time it crossed from Florida.
In Texas and Louisiana, Harvey’s heavy rains caused some road damage and washed out some culverts, but no losses of standing timber have been observed. About 400 acres of recent plantings flooded, however it is too early to determine if any losses will result.
Jerry Barag, CatchMark’s President and CEO, said: “We feel extremely fortunate to have come through these major storms without significant operational problems to date, and salute our teams for quickly moving to address any immediate needs.”
Barag added: “Our thoughts and concerns are with everyone affected by these terrible storms and we extend our thanks to the first responders, emergency crews, and volunteers, who are helping in the recovery efforts.”
About CatchMark

CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 502,600 acres of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of June 30, 2017.

###
Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com

2